UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2022

Fresh Vine Wine, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41147	87-3905007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Highway 169 North, Suite 255

Plymouth, MN 55441

(Address of Principal Executive Offices) (Zip Code)

(855) 766-9463

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	VINE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On August 23, 2022, Fresh Vine Wine, Inc. (the “Company”) engaged James Spellmire as a contractor to serve in an accounting and finance role and, effective August 31, 2022, the Company’s Board of Directors appointed Mr. Spellmire to serve as Chief Financial Officer and Secretary of the Company. In this capacity, Mr. Spellmire, age 67, will serve as the Company’s principle financial and accounting officer. Under the terms of his engagement, the Company is paying an hourly wage of $290.00 to Mr. Spellmire.

From September 2021 to September 2022, Mr. Spellmire served as Interim Chief Financial Officer of Gartner Studios LLC, a manufacturer of party goods, stationery products and other innovative products for celebrating life’s events, from February 2021 to September 2021, served as Interim Chief Financial Officer of Advantia Health, LLC, a provider of women’s health services including OB/GYN, primary care and mental wellness, and from August 2020 to January 2021 served as Interim Chief Financial Officer of Dockzilla, Co., a manufacturer of docking systems used in the logistics industry. Previously, Mr. Spellmire served as Chief Financial Officer of National Cardiovascular Partners, LP from January 2018 to July 2020, and as a Financial Project Consultant for SALO, LLC, a financial services company providing finance and accounting consulting, from August 2016 to January 2018. Prior to that, Mr. Spellmire held various finance and accounting positions for companies in a variety of industries dating back to 1980. Mr. Spellmire holds a Masters of Business Administration and a Bachelor of Business Administration degree from Florida Atlantic University.

In connection with his appointment as an officer of the Company, the Company expects to enter into the Company’s standard form indemnification agreement for directors and officers with Mr. Spellmire. The indemnification agreement clarifies and supplements indemnification provisions already contained in the Company’s articles of incorporation and bylaws and generally provides that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

The foregoing summary of the indemnification agreement is qualified in all respects to the form of such agreement, a copy of which is incorporated by reference as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and incorporated by reference herein.

Transition of Former Chief Financial Officer

Mr. Spellmire replaces Elliot Savoie, who has served as interim Chief Financial Officer and Secretary since June 30, 2022. Effective September 1, 2022, the Company entered into an Employment Transition and Consulting Agreement with Mr. Savoie (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Savoie will remain employed by the Company through November 30, 2022 in order to provide for an orderly transition of his roles and responsibilities within the Company. During such period of employment, Mr. Savoie will receive an annualized salary of $100,000. The Transition Agreement further provides for the Company’s engagement of Mr. Savoie as a consultant for a nine month period commencing December 1, 2021 and expiring August 31, 2023, during which time the Company will pay Mr. Savoie a $5,000 monthly consulting fee.

On the September 1, 2022 effective date of the Transition Agreement, the Company granted Mr. Savoie a stock option to purchase 69,892 shares of the Company’s common stock at a per share exercise price equal to $3.04 (the fair market value of the Company’s common stock on the date of grant). The stock option will vest with respect to 3,584 shares on the last calendar day of September, October and November of 2022, and the balance of the stock option will vest in monthly installments as nearly equal as possible (approximately 6,571 shares each) on the last calendar day of each month from December 2022 through August 2023.

The foregoing summary of the Transition Agreement is qualified in all respects by the Transition Agreement itself, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Transition and Consulting Agreement dated as of September 1, 2022 by and between Fresh Vine Wine, Inc. and Elliot Savoie
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESH VINE WINE, INC.

Date: September 2, 2022	By:	/s/ Rick Nechio
Rick Nechio
Interim Chief Executive Officer

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